EXHIBIT 99.1
July 27, 2015 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended June 30, 2015, of $1,410,000, an increase of 4.9 percent from the $1,344,000 earned for the second quarter of 2014.   Earnings per share for the second quarter of 2015 were $.34 compared to $.33 for the prior year second quarter.  For the six months ended June 30, 2015, net income totaled $5,034,000, a 2.6 percent increase from net income of $4,908,000 for the six months ended June 30, 2014.  Earnings per share were $1.22 for the first six months of 2015 versus $1.20 for the first six months of 2014.  Return on average assets and return on average equity were 1.19 percent and 11.53 percent, respectively, for the first half of 2015, compared to 1.20 percent and 12.03 percent, respectively, for the same period in the prior year.

“We are pleased to report higher earnings for the quarter and first half of 2015,” stated Thomas E. Wiseman, President and CEO.  “The increase in earnings was related to the significant reduction in provision for loan loss expense, which offset much of the decrease in revenue from tax refund processing and the increase in noninterest expense.  Overall, the effort of the employees of Ohio Valley Banc Corp. continues to produce solid results, which compare favorably in the banking industry.”

For the second quarter of 2015, net interest income decreased $38,000, and for the six months ended June 30, 2015, net interest income increased $110,000 from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the six months ended June 30, 2015, average earning assets increased over $31 million, or 4.1 percent, from the same period the prior year.  The growth in earning assets was attributable to an increase in average loan balances and to an increase in balances being maintained in interest-bearing deposits with banks.  The growth in loan balances occurred within all loan segments, but was primarily attributable to commercial lending.  The growth in interest-bearing deposits with banks was related to higher balances being maintained at the Federal Reserve in relation to seasonal tax refund processing.   Although the Company experienced growth in average earning assets, the net interest margin declined.  Contributing to the lower net interest margin was a decrease in asset yields which more than offset the reduction in the cost of our funding sources.  With the prolonged low interest rate environment, there is limited opportunity to further reduce our funding costs, while the average rate on loans continues to trend lower.  Additionally, the higher balances maintained at the Federal Reserve have a dilutive effect on the net interest margin due to the balances only earning .25 percent.  For the six months ended June 30, 2015, the net interest margin was 4.35 percent compared to 4.49 percent for the same period the prior year.

For the three months ended June 30, 2015, the provision for loan losses decreased $587,000, and for the six months ended June 30, 2015, the provision for loan losses decreased $1,159,000 from the same respective periods in 2014.  The provision for loan loss expense incurred in the first half of 2015 of $721,000 was primarily related to the identified impairment for a specific loan.  The provision expense incurred in the first half of 2014 was associated with the increase in classified loans, which are loans demonstrating financial weakness.  Due to the higher balance of classified assets, the calculation of the allowance for loan losses required additional reserves.  For the six months ended June 30, 2015, net charge-offs totaled $1,611,000, an increase of $1,504,000 from the same period in 2014.  The increase was largely due to the charge-off of an existing specific allocation on a collateral dependent impaired loan.  The ratio of nonperforming loans to total loans was 1.45 percent at June 30, 2015 compared to 1.62 percent at December 31, 2014.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2015 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.26 percent of total loans at June 30, 2015, compared to 1.40 percent at December 31, 2014.

For the three months ended June 30, 2015, noninterest income totaled $1,917,000, compared to $1,912,000 for 2014’s second quarter.  Noninterest income totaled $5,406,000 for the six months ended June 30, 2015, as compared to $6,030,000 for the same period last year, a decrease of $624,000, or 10.3 percent.  Tax refund processing fees decreased $159,000 for the three months ended June 30, 2015, and decreased $712,000 for the six months ended June 30, 2015, when compared to the same respective periods in 2014.  Although the volume of tax refunds processed increased from the prior year, the per item fees received by the Company were lower under the new contract with the third-party tax refund product provider, which was reported in October of last year.  For the first half of 2015, all other noninterest income sources increased $88,000 from the same period a year ago, led by interchange fees earned on debit and credit card transactions and gain on sale of securities.

For the three months ended June 30, 2015, noninterest expense totaled $7,554,000, an increase of $557,000, or 8.0 percent, from the same period last year.  For the six months ended June 30, 2015, noninterest expense totaled $14,981,000, an increase of $689,000, or 4.8 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $191,000 as compared to the second quarter of 2014 and increased $214,000 as compared to the first half of 2014.  The increase was primarily related to annual merit increases and higher retirement benefit costs.  Also contributing to higher noninterest expense was the continued growth in debit and credit card transaction volume.  For the six months ended June 30, 2015, the data processing and customer rewards related to the higher transaction volume increased expense $146,000 from the same period last year.  Further contributing to noninterest expense growth were increases in the areas of audit, software maintenance, and FDIC insurance.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 14 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained in this  earnings  release  which are not  statements  of  historical   fact  constitute  forward-looking  statements  within the  meaning of the  Private  Securities  Litigation  Reform  Act  of  1995.  Words  such  as  “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
PER SHARE DATA
Earnings per share	$0.34	$0.33	$1.22	$1.20
Dividends per share	$0.26	$0.21	$0.47	$0.42
Book value per share	$21.59	$20.58	$21.59	$20.58
Dividend payout ratio (a)	75.91%	64.06%	38.44%	35.08%
Weighted average shares outstanding	4,117,675	4,098,753	4,117,675	4,098,753

PERFORMANCE RATIOS
Return on average equity	6.33%	6.45%	11.53%	12.03%
Return on average assets	0.68%	0.68%	1.19%	1.20%
Net interest margin (b)	4.24%	4.46%	4.35%	4.49%
Efficiency ratio (c)	73.80%	68.24%	65.63%	61.33%
Average earning assets (in 000's)	$786,972	$749,509	$807,887	$776,339

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$8,150	$8,223	$17,049	$17,037
Interest and dividends on securities	716	702	1,444	1,396
Total interest income	8,866	8,925	18,493	18,433
Interest expense:
Deposits	555	578	1,090	1,151
Borrowings	162	160	324	313
Total interest expense	717	738	1,414	1,464
Net interest income	8,149	8,187	17,079	16,969
Provision for loan losses	799	1,386	721	1,880
Noninterest income:
Service charges on deposit accounts	393	395	746	786
Trust fees	57	59	115	114
Income from bank owned life insurance and
annuity assets	138	171	314	330
Mortgage banking income	55	57	114	115
Electronic refund check / deposit fees	255	414	2,350	3,062
Debit / credit card interchange income	627	548	1,165	1,052
Gain (loss) on other real estate owned	45	4	60	(8)
Gain on sale of securities	135	0	135	0
Gain on sale of ProAlliance Corporation	0	0	0	135
Other	212	264	407	444
Total noninterest income	1,917	1,912	5,406	6,030
Noninterest expense:
Salaries and employee benefits	4,426	4,235	8,826	8,612
Occupancy	388	391	790	789
Furniture and equipment	194	152	372	332
FDIC insurance	132	113	298	240
Data processing	362	293	730	614
Foreclosed assets	62	41	97	102
Other	1,990	1,772	3,868	3,603
Total noninterest expense	7,554	6,997	14,981	14,292
Income before income taxes	1,713	1,716	6,783	6,827
Income taxes	303	372	1,749	1,919
NET INCOME	$1,410	$1,344	$5,034	$4,908

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2015	2014
ASSETS
Cash and noninterest-bearing deposits with banks	$10,587	$9,315
Interest-bearing deposits with banks	41,493	21,662
Total cash and cash equivalents	52,080	30,977
Certificates of deposit in financial institutions	980	980
Securities available for sale	84,963	85,236
Securities held to maturity
(estimated fair value: 2015 - $22,538; 2014 - $23,570)	21,914	22,820
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	6,576
Total loans	592,899	594,768
Less: Allowance for loan losses	(7,444)	(8,334)
Net loans	585,455	586,434
Premises and equipment, net	9,991	9,195
Other real estate owned	1,590	1,525
Accrued interest receivable	1,799	1,806
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	25,926	25,612
Other assets	7,832	6,240
Total assets	$800,373	$778,668

LIABILITIES
Noninterest-bearing deposits	$172,419	$161,794
Interest-bearing deposits	493,869	485,036
Total deposits	666,288	646,830
Other borrowed funds	24,322	24,972
Subordinated debentures	8,500	8,500
Accrued liabilities	12,378	12,150
Total liabilities	711,488	692,452

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,777,414 shares issued)	4,777	4,777
Additional paid-in capital	35,318	35,318
Retained earnings	63,971	60,873
Accumulated other comprehensive income	531	960
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	88,885	86,216
Total liabilities and shareholders' equity	$800,373	$778,668